Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 22, 2020, relating to the financial statements of SMART Global Holdings, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated October 22, 2020, (April 6, 2021 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (Revised)), appearing in the Annual Report on Form 10-K/A of the Company for the year ended August 28, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

July 6, 2021